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Exhibit 99.1

NEWS RELEASE

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE: Friday, February 20, 2004

STAR BUFFET, INC.
DECLARES ANNUAL AND SPECIAL CASH DIVIDENDS

SALT LAKE CITY, UT—February 20, 2004—Star Buffet, Inc. (Nasdaq: STRZ) a multi-concept restaurant operator today announced that its Board of Directors, at its February 20, 2004 meeting, declared the payment of the Company's initial annual dividend of $.25 per common share and the payment of a special dividend of $.25 per common share. Both the annual and special dividends are payable on June 1, 2004 to shareholders of record on May 7, 2004.

Commenting on the dividend payments, President and CEO Robert E. Wheaton stated, "Management, working closely with our Board of Directors, has spent considerable time discussing ways to improve shareholders' returns. We concluded that an annual dividend, combined with selective special dividends is an excellent way for all shareholders to participate in our results and, at the same time, to preserve a strong, yet flexible capital structure."

Wheaton continued, "While much of the cash flow generated in the past five years was used to significantly deleverage the company and complete certain strategic acquisitions, we currently anticipate that operating cash flows will exceed expected needs. We have concluded that further deleveraging would not be an optimal use of cash and, at the same time, while we will continue to look for strategic acquisitions, we believe better returns can be achieved by investing in our existing restaurant brands."

"We believe that we will need to spend approximately $2.0 to $2.5 million a year on capital expenditures to properly maintain our restaurant base and fund our plans for growth. In view of the recent change in the federal tax rate relating to dividends, Star Buffet's initiation of an annual dividend payment combined with selective special dividend payments, nicely complements our capital allocation strategy."

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company's acquisition and strategic alliance strategy, the effect of the Company's accounting policies and other risks detailed in the Company's 10-K, for the fiscal year ended January 27, 2003, and other filings with the Securities and Exchange Commission.

Star Buffet, through its subsidiaries, as of February 20, 2004, operates 16 franchised HomeTown Buffet restaurants, eight JB's Restaurants, five BuddyFreddys restaurants, five JJ North's Country Buffet restaurants, two Casa Bonita Mexican theme restaurants, two Holiday House restaurants, and one North's Star Buffet restaurant. Additionally, three restaurant facilities are leased to third parties, one restaurant facility is held for sale, and one restaurant is presently closed for repositioning.

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  Exhibit 99.1